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                                                                    EXHIBIT 23.3

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" and to the use of (a) our report dated March 20, 1998 (except for the second and third paragraphs of Note 10 as to which the date is March 27, 1998) with respect to the consolidated balance sheets of Club Regina Resorts, Inc. as of December 31, 1997 and August 18, 1997 and the consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1997, for the period January 1, 1997 through August 18, 1997 and for the period August 19, 1997 through December 31, 1997; (b) our report dated March 20, 1998 (except for
Note 6 as to which the date is March 27, 1998) with respect to the consolidated balance sheets of CR Resorts Capital, S. de R.L. de C.V. as of December 31, 1997 and August 18, 1997 and the consolidated statements of income and retained earnings and cash flows for the period August 18, 1997 through December 31, 1997; (c) our report dated June 5, 1997 (except for Note 11 as to which the date is August 18, 1997) with respect to the consolidated statements of operations and cash flows of Desarrollos Turisticos Bancomer, S.A. de C.V. for the years ended December 31, 1996 and 1995; and (d) our report dated March 20, 1998 with respect to the consolidated statements of operations and cash flows of Desarrollos Turisticos Bancomer, S.A. de C.V. for the period January 1, 1997 through August 18, 1997; all of which are included in the Registration Statement on Form S-4 of Club Regina Resorts, Inc. and CR Resorts Capital, S. de R.L. de C.V. for the registration of 13% Senior Notes due 2004, Series B.

                                                /s/ Ernst & Young LLP

Miami, Florida
March 30, 1998